UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 19, 2006

PETROHAWK ENERGY CORPORATION

(Exact name of Registrant as specified in its charter)

Delaware	000-25717	86-0876964
(State or other jurisdiction of	Commission	(I.R.S. Employer
incorporation or organization)	File Number	Identification No.)

1100 Louisiana, Suite 4400
Houston, Texas	77002
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (832) 204-2700

(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

On July 12, 2006, Petrohawk Energy Corporation (the “Company”) merged with KCS Energy, Inc. In connection with the merger, the Company assumed by operation of law all liabilities of KCS, including $275 million in 7 1/8% Senior Notes due 2012 (the “2012 Notes”), which were originally issued by KCS in April 2004. U.S. Bank National Association served as Trustee under the indenture governing the 2012 Notes (the “2012 Indenture”) from and after the date of issuance. A copy of the 2012 Indenture is filed as Exhibit 4.1 to KCS Energy, Inc.’s Quarterly Report on Form 10-Q filed on May 10, 2004. Capitalized terms not otherwise defined herein have the meanings ascribed to them in the 2012 Indenture.

On October 9, 2006, the Company received a letter from Law Debenture Trust Company of New York, in which it purports to take action as Trustee under the Indenture governing the 2012 Notes. Law Debenture has previously indicated a belief that it was validly appointed as Trustee by a majority of the Holders of the 2012 Notes (the “Holders”), a position which the Company disputes. The Company believes that US Bank submitted its resignation as Trustee on October 13, 2006 and the Company intends to exercise its rights under the Indenture to appoint a successor Trustee in the near future. In the letter, Law Debenture asserts that the Company’s merger with KCS constituted a “Change of Control” in accordance with Section 4.11 of the 2012 Indenture. It further asserts that the Company was required to make a Change of Control Offer within 30 days of the merger.

Prior to the merger with KCS, the Company carefully considered the Change of Control provisions of the 2012 Indenture and, at the consummation of the merger, the Company concluded that the transaction did not trigger a Change of Control based upon the facts and the specific language of the 2012 Indenture. Consequently, the Company did not make a Change of Control Offer within 30 days of the merger. The Company does not believe that Law Debenture has been validly appointed Trustee and, therefore, believes that any action purportedly taken by Law Debenture in such capacity is invalid and without effect.

On October 2, 2006, the Company deposited a regular semi-annual interest payment on the 2012 Notes with its paying agent The Bank of New York Trust Company, N.A., to be held in trust for payment to the Holders. In disregard of that trust, without any notice to the Company, and lacking authorization or entitlement of any kind, Law Debenture instructed the Company’s paying agent to deduct $1.2 million from that deposit for the use of Law Debenture for its own fees, costs and expenses. This action effectively reduced interest payments to all Holders by $1.2 million.

The Company believes that Law Debenture’s actions are unlawful, and has filed an action in the United States District Court for the Southern District of New York asserting claims for conversion and tortious interference and asking the court to impose a constructive trust in favor of the Company. The Company seeks relief including the return of monies diverted by Law Debenture, an award of restitution and damages (including punitive damages) and such other relief as the court deems just, equitable and proper.

Despite the fact that the Company has never received a valid Notice of Default, as required by the Indenture, and despite the fact that Law Debenture has never been appointed Trustee, Law Debenture has filed suit in the Court of Chancery of the State of Delaware, New Castle County, against the Company, its board of directors, certain of its officers, KCS and certain former members of the board of directors and past management of KCS, based on the assertion that a Change of Control occurred as a consequence of the Company’s merger with KCS. The Company intends to vigorously defend itself against these claims and to aggressively pursue all legal remedies available to it.

The Company does not expect that the claims made by Law Debenture will have any adverse financial or other impact on the Company, beyond the costs necessary for the Company to prosecute its claims and counterclaims against Law Debenture and to defend itself. If the Company is successful in these efforts, it expects that it will be entitled to recover such costs. In the event that the Company is unsuccessful, it could not recover such costs, would be required to reimburse reasonable costs of the Trustee and repay all amounts owing under the 2012 Notes. The Company believes it would be able to refinance the obligations under the 2012 Notes and, under current market conditions, such refinancing would not have a material adverse effect on the Company’s financial position, liquidity, business and cash flows. However, there can be no assurance that financing on comparable terms will be available in the future, and a failure to refinance the obligations would constitute a default under other debt obligations of the Company requiring it to repay or refinance such obligations.

Forward Looking Statements

All statements, other than statements of historical fact, included in this report are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based upon current expectations and are subject to a number of risks, uncertainties and assumptions that could cause actual results to differ materially from those described in the forward-looking statements. Risks, uncertainties and assumptions include, without limitation, the risks and costs associated with litigation and the risks described in SEC reports filed by Petrohawk. Petrohawk assumes no obligation and expressly disclaims any duty to update the information contained herein except as required by law.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

PETROHAWK ENERGY CORPORATION

Date: October 19, 2006	By:	/s/ SHANE M. BAYLESS
Shane M. Bayless Executive Vice President-Chief Financial Officer and Treasurer